Exhibit 99
                      MONTAUP ELECTRIC FILES $10.1 M
                       REDUCTION IN WHOLESALE RATES

     Boston, March 21 -- Montaup Electric Co., the wholesale electric generation and transmission subsidiary of Eastern Utilities Associates (NYSE symbol: EUA), today filed with the Federal Energy Regulatory Commission (FERC) for authorization to reduce its wholesale rates by $10.1 million, or 3 percent.

    "Reducing Montaup's wholesale rates helps all the customers of our retail electric subsidiaries," said Donald G. Pardus, EUA's Chairman and Chief Executive Officer in announcing the filing. "It is particularly significant to our industrial customers. By reducing their costs of doing business, we can help them continue to remain competitive in their industries and continue their important economic contributions to our area."

    Montaup supplies electricity at wholesale to EUA's retail electric utilities -- Eastern Edison Co. in Massachusetts and Blackstone Valley Electric Co. and Newport Electric Corp. in Rhode Island -- and to two non-affiliated municipal utilities.

    FERC can approve Montaup's requested reduction to take effect as early as May 21, pending final adjudication and approval.

    EUA is a Boston-based investor-owned holding company whose shares are traded on the New York and Pacific Stock Exchanges. Subsidiaries are Blackstone Valley Electric Co., Eastern Edison Co., Newport Electric Corp., EUA Cogenex Corp., EUA Energy Investment Corp., EUA Ocean State Corp., EUA Service Corp., and Montaup Electric Co. Together, the companies are known as the EUA System.